Exhibit (m)(4)(ii)

May 1, 2010

ING Variable Products Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Variable Products Trust Shareholder and Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for the funds listed on Schedule A of the ING Variable Products Trust Shareholder and Distribution Plan (the “Shareholder and Distribution Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Distribution Plan were 0.15%. Except as otherwise noted on Schedule A, by this letter, we agree to waive that fee for the period May 1, 2010 through May 1, 2011.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:

ING Variable Products Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC

SCHEDULE A

with respect to

ING VARIABLE PRODUCTS TRUST

SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

Portfolios

ING International Value Portfolio

ING MidCap Opportunities Portfolio

ING SmallCap Opportunities Portfolio